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Freeport-McMoRan Copper & Gold Inc.
Announces Redemption of its 10 1/8% Senior Notes due 2010

PHOENIX, AZ, April 10, 2007 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that it has issued a notice to redeem on May 4, 2007 its outstanding 10⅛% Senior Notes due 2010. Currently $272.4 million aggregate principal amount of the notes are outstanding.

The redemption price is 105.063% of the principal amount together with accrued but unpaid interest from February 1, 2007 to the redemption date. The Bank of New York, as trustee, has mailed to the registered note holders written notice of the specific terms of the redemption along with a transmittal form.

FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry. The Grasberg mining complex, the world’s largest copper and gold mine in terms of reserves, is the company’s key asset. FCX also operates significant mining operations in North and South America and is developing the potentially world-class Tenke Fungurume project in the Democratic Republic of Congo. Additional information about FCX is available on our website at www.fcx.com.
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